Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Registration Statement on Form S-1 of Emisphere Technologies, Inc. of our report dated March 25, 2010, relating to our audit of the financial statements as of December 31, 2009 and for the year then ended, appearing in the Prospectus, which is part of this Registration Statement. Our report dated March 25, 2010, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.
We also consent to the reference to our firm under the caption “Experts” in such Prospectus.
/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP
New York, New York
September 15, 2010